Exhibit 21.1

WILLDAN GROUP, INC.

LIST OF SUBSIDIARIES

	Name of Entity	Jurisdiction of Organization	Ownership Interest
1.	Willdan Engineering	California	100% Willdan Group, Inc.
2.	Willdan Geotechnical	California	100% Willdan Group, Inc.
3.	Willdan Energy Solutions	California	100% Willdan Group, Inc.
4.	Willdan Resource Solutions	California	100% Willdan Group, Inc.
5.	Public Agency Resources	California	100% Willdan Group, Inc.
6.	Willdan Financial Services	California	100% Willdan Group, Inc.
7.	Willdan Homeland Solutions	California	100% Willdan Group, Inc.